77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of Senior High Income Portfolio, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To elect Robert C. Doll, Jr., Robert W. Forbes, Cynthia A. Montgomery, Jean Margo Reid, Roscoe S. Suddarth, Richard R. West and Edward D. Zinbarg to the Board of Directors to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal.  With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Withheld from Voting

Robert C. Doll, Jr.

39,201,931

1,545,415

Ronald W. Forbes

39,190,593

1,556,753

Cynthia A. Montgomery

39,191,372

1,555,974

Jean Margo Reid

39,197,660

1,549,686

Roscoe S. Suddarth

39,174,161

1,573,185

Richard R. West

39,193,531

1,553,815

Edward D. Zinbarg

39,190,243

1,557,103

PROPOSAL 2.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 2, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

28,301,283

1,055,169

1,081,179

10,309,715

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

28,263,170

   1,045,325

1,129,136

    10,309,715